Exhibit 99.2

Dreyer’s 2Q 03 Conference Call
August 19, 2003

Operator

Ladies and gentlemen, thank you for standing by and welcome to the Dreyer’s Grand Ice Cream second-quarter 2003 earnings conference call. During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question-and-answer session. As a reminder, this conference is being recorded Tuesday, August 19, 2003. I would now like to turn the conference over to Mr. Tim Kahn, Chief Operating Officer.

Timothy Kahn - Dreyer’s Grand Ice Cream — COO

Good morning and welcome to the Dreyer’s Grand Ice Cream Holding’s second-quarter conference call. I’m Tim Kahn, Chief Operating Officer. Joining me this morning are Alberto Romaneschi, our new Chief Financial Officer, Mark LeHocky, our General Counsel, and Scott Webster, our Assistant Treasurer.

I will be turning the call over to Alberto in a few minutes to talk us through the numbers, but I thought I might give some general first comments for what obviously is a very unusual filing for Dreyer’s. This is, of course, our first quarterly call following the closure of our transaction with Nestlé. There are some very complex accounting matters involved in this, and we strongly encourage investors to consult the Form 10-Q that we filed yesterday for a more in-depth discussion. The Nestlé transaction will continue to obviously affect results, not only in an operating sense, but more significantly in the short-term in terms of transaction and other costs, as so often happens in mergers. So shareholders should be cautioned that this, as always, adds additional uncertainty than might otherwise be the case, and they should refer to the Risks Section of the 10-Q for that discussion.

As we discussed in prior press releases, we’ve accounted for this transaction with a method that many of us never see called Reverse Acquisition Accounting. So, for reporting purposes, Dreyer’s Holdings, the new company, is the filer, and it is the parent of two wholly-owned subs, one of which is Dreyer’s Grand Ice Cream, which you are familiar with, and the other is the Nestlé Ice Cream Company, which we call NICC.

NICC, though, is the predecessor entity for reporting purposes, which means in simple terms that Reverse Acquisition Accounting reverses the types of accounting treatment one would normally expect. Although Dreyer’s has essentially acquired the Nestlé Ice Cream Company, the statements are filed on the basis as if the Nestlé Ice Cream Company had acquired Dreyer’s. So there’s a mouthful! What does it mean? It means that under this Reverse Acquisition Accounting, these statements are a real anomaly, at least in this one-quarter basis.

Our transaction with Nestlé closed literally 48 hours before the end of our second quarter, so what you see in the income statement for the second quarter are the first-half results for NICC as a previous standalone — or previous subsidiary rather of Nestlé — and two days of operations for

Dreyer’s. Obviously, this creates an apples-to-oranges comparability issue, especially when viewed against the prior second-quarter results for either company. There are just accounting and other comparability complexities galore in these statements. So, Reverse Acquisition Accounting has an effect other than making us all go back to our accounting textbooks; it creates this very extreme anomaly for the second quarter. So for the reasons I’ve described, these statements don’t really resemble the business, either looking forward or backwards. Obviously, the Dreyer’s management team was not running the Nestlé Ice Cream Company prior to close. In fact, management was, as you might expect, not able to have much knowledge of the business for fairly self-evident antitrust reasons.

On the other hand, the go-forward business results, unlike this income statement, will reflect the full combination of both businesses under one management, net of course of divestitures and other changes. So, in the next few quarters, they will increasingly also reflect the very large synergies from the deal, and many of those synergies come from the elimination of large parts of the cost structure at NICC that you see reported in these statements, which are now in the process of going away. So at this point, suffice it to say we don’t really plan to address business results in as meaningful a way as we normally would, because the filed income statements don’t reflect the business we’re running, will be running, going forward. However, by the end of the third quarter, we will have at least one quarter of true P&L for the new Company; and we will be able to talk to that, I think, in a more constructive way.

Realistically, because of the transaction itself and because of the divestiture integration process, which will still heavily influence the balance of the year, we look to late this year before we can be really in a position to talk extensively about the go-forward income statement for 2004 and beyond. Suffice it to say this is a strange and, as I said, perhaps not particularly meaningful income statement compared to the ones we will be reporting in the future.

Having said that, I’d like to take a few minutes to talk about the post-close integration and process itself, which is quite significant and is proceeding smoothly at this point. Again, the deal closed in the last two days of the second quarter, and the accounting and systems teams have worked very hard to enable a successful accounting consolidation, as you see in the filing, within just a few weeks of the close. We have completed the basic major elements of the divestiture to CoolBrands — the transfer of our license in Godiva®, sale of the Dreamery® and Whole Fruit™ Sorbet brands and of course the sale of the NICC distribution operations, or the vast majority of the NICC distribution operations.

Generally speaking, as we have pointed out before, the brands that we have divested, while quite successful in building a good position in the marketplace, did not contribute very much to the Dreyer’s bottom line. They were brands that were in their growth phase and required a fair amount of marketing and promotional spend-back.

The NICC distribution assets, which we have divested to CoolBrands, were completely redundant to those we already have on the Dreyer’s side, and so would have been either closed, terminated or divested in any case, with or without the CoolBrands transition. So the divestiture in general has relatively little impact on our go-forward synergies. Now, we are in the process of physically finalizing the distribution handover and the consummation of the rest of integration and that will, frankly, extend until just before next season, although most activity will take place from now to the end of the year.

As you also know from the FTC Consent Decree, I think, Unilever had the right to give us a notice to terminate the distribution business we do for them, primarily for Ben & Jerry’s®. They’ve given us that notice, and so their intent is to terminate that business with us by the end of the year. I would reference the disclosure we made to that in the filing. Again, these elements were all expected and we and Nestlé have digested these and talked about these in our prior calls.

So let me come back to the NICC business. Our functional teams are now integrated under single leaders; we’re working on plans for the balance of ‘03 and ‘04 for the key branded sale initiatives. We’re very confident that the identified synergy numbers, that we and Nestlé have described, will be realized. There is, as I said, a high level of redundancy between the two systems and much of the distribution cost structure is already transferred to CoolBrands.

Moving rapidly on the distribution front, we are extending Dreyer’s DSD operations in many cities to take over the NICC brands and significantly expanding our small store distribution network as we do so, particularly in the East Coast. Of course, this is very hard to pull off in midsummer. We’re doing it, however, and the pace will accelerate. We’re servicing more and more of the Nestlé small freezers, of which there are tens of thousands, which is a tremendous asset for the business, going forward. This, in turn, improves our control and discipline of having the right brands in the freezers.

All in all, our integration process is moving smoothly. Of course, we would rather not do it in high summer, but the timing of the approval process didn’t give us any choice. Our concentration is on preparing the ground for some broad-based offensive in brands and distribution for next year, and we will be talking to you about those later in the year. All in all, we continue to see that this deal is a great deal with great fit between the two companies, high margin brands and snack capability from NICC, combined with scale, strong premium brands and a great DSD system from Dreyer’s. So, we look forward to reporting on it the next few quarters once things stabilize and we have some comparable, meaningful numbers to talk about. With that, let me turn it over to Alberto.

Alberto Romaneschi - Dreyer’s Grand Ice Cream — CFO

I will be commenting now on the second-quarter results. I please refer you to the comments that Tim made before about comparability. Basically, the reported results, as in the 10-Q, refer to the old Nestlé business — NICC — plus two days of Dreyer’s operations. For the period, sales were close to $177 million, which represented a decrease of 11 percent, compared to sales of close to $198 million in the second quarter of 2002. This decline was basically due to a discontinuation of certain novelty products, a decrease in sales to the General Mills company and a much lower-level of promotional spending in the quarter. These decreases were somewhat offset by a shift in mix toward the Company higher priced products and two days of sales from the Dreyer’s operations.

Our gross profit, as a consequence, decreased by $16.6 million to $32 million, representing an 18 percent gross margin for the second quarter, compared with 25 percent gross margin in the same quarter of 2002. The decrease in gross profit was primarily due to the decline in sales, as we already stated, and a provision for retail freezer cabinet retirement in the amount of $7.7 million, which was only partially offset by lower dairy raw material costs in the quarter versus last year, which accounted for a $1.86 million pretax benefit in the quarter versus last year.

Our SG&A expenses increased by $1.8 million to 35.3 for the quarter and represented about 20 percent of net sales, compared to $33.4 million last year, or 17 percent of net sales in the same quarter of 2002. The increase in expenses from 2002 primarily reflects a charge for certain expenses payable by Dreyer’s related to the CoolBrands transaction.

In terms of interest expense, as expected, our costs decreased primarily due to lower interest rates.

With respect to royalty expenses, the decrease was basically due to a decrease in sales, as stated before, of products from brands licensed from affiliates of Nestlé.

We also recorded expenses related to the Dreyer’s Nestlé Transaction and the CoolBrands Divestiture, including severance and retention related costs of $38.3 million. We wrote-off certain Research and Development costs of $11.5 million, and we recorded a charge of $8.7 million for the impairment of certain distribution assets. Finally we recorded 139,000 in transaction expenses paid by Dreyer’s in the two days after the close of the combination. Our reported net loss after these expenses was $47.1 million, or 72 cents loss per diluted common share, compared to earnings of close to $3.4 million, or five cents per diluted common share, in the second quarter of 2002.

In terms of shares outstanding, under U.S. GAAP accounting, the shares out used for the second quarter EPS is the weighted average of the 64.6 million shares of Class B owned by Nestle for the entire period plus the 25.6 million Class A shares outstanding for the two days of June 27 and 28.

In terms of balance sheet, as this transaction closed, the net assets of Dreyer’s at their fair value value on June 26th have been combined with the balance sheet of NICC.

The Stockholder Equity section for the June 28, 2003 balance sheet presented Class B shares owned by Nestlé and the historical accumulated deficit of NICC adjusted for the purchase price of Dreyer’s. The Class A shares, those shares not owned by Nestlé alone, are presented as mezzanine equity. The Stockholder Equity section for the December 31, 2002 balance sheet presents the member’s equity and accumulated deficit of NICC only.

We strongly recommend that shareholders carefully review the disclosure in the Form10-Q filing for a more detailed discussion on the specific accounting treatments in the Balance Sheet.

Timothy Kahn - Dreyer’s Grand Ice Cream — COO

Thank you, Alberto. I think I started out saying this is a very complex and unusual accounting transition. We look forward, as I said, in the coming quarters and years, to getting back into the operating business and telling you about our achievements against the tremendous benefits of this deal. With that, let me turn it over for questions.

Operator

I am showing no questions. Please continue with your presentation or any closing remarks.

Timothy Kahn - Dreyer’s Grand Ice Cream — COO

Thanks very much. We look for to talking to you next quarter. Thanks very much and good bye.

Operator

Ladies and gentlemen, we thank you very much for your participation. This concludes today’s presentation, and we ask that you please disconnect your line.